Exhibit 99.1
News Release
Quanex Announces Retirement of Michael R. Bayles
Houston, Texas, December 11, 2006 — Quanex Corporation (NYSE:NX) announced today that Michael R. Bayles, age 54, has announced his early retirement, effective January 9, 2007, due to personal health reasons. Mr. Bayles is currently a Quanex Senior Vice President and President of Building Products.
“Michael has been a tremendous asset for Quanex over the last five years as the Company refocused and adopted a market-driven strategy. His strategic thinking and operational capabilities will be missed. We wish him the very best in his retirement,” said Raymond A. Jean, the Company’s chairman and chief executive officer.
Quanex Corporation is an industry-leading manufacturer of engineered materials and components for the vehicular products and building products markets. For further information, visit the Company website at www.quanex.com.
Contacts: Jeff Galow 713-877-5327       Valerie Calvert 713-877-5305
Statements that use the words “expect,” “should,” “may,” “could,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex’s current expectations. Actual results or events may differ materially from this press release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s most recent 10-K filing of December 21, 2005, under the Securities Exchange Act of 1934, in particular, the sections titled “Private Securities Litigation Reform Act” contained therein.